Issuer Free Writing Prospectus dated February 5, 2015

Filed pursuant to Rule 433

Relating to the Preliminary Prospectus Supplement dated February 4, 2015

Registration Statement No. 333-201873

SUMMARY OF FINAL TERMS
February 5, 2015

6,000,000 Shares

STERLING BANCORP

Common Stock

This summary pricing sheet relates only to the securities described below and should only be read together with the Preliminary Prospectus Supplement, subject to completion, dated February 4, 2015, relating to these securities and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. This summary pricing sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Capitalized terms not defined herein have the meanings assigned to them in the Preliminary Prospectus Supplement.

Issuer	Sterling Bancorp

Listing/Symbol	STL
Title of Shares	Common Stock
Number of Shares Offered	6,000,000
Option to Purchase Additional Shares	900,000
Public Offering Price	$13.00 per share
Trade Date	February 6, 2015
Closing Date	February 11, 2015 (T+3)
Joint-Book Running Managers	Jefferies LLC Keefe, Bruyette & Woods, Inc. RBC Capital Markets, LLC

The issuer has filed a registration statement (including a prospectus) and a Preliminary Prospectus Supplement with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the Preliminary Prospectus Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and Preliminary Prospectus Supplement if you request it by contacting any of the following:  Jefferies LLC, Attn: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, Toll Free: 877-547-6340, Email: Prospectus_Department@Jefferies.com; Keefe, Bruyette & Woods, Inc., Attn: Capital Markets, 787 Seventh Avenue, Fourth Floor, New York, NY 10019, Toll Free: 1-800-966-1559; and RBC Capital Markets, LLC, Attn: Equity Syndicate, 200 Vesey Street, 8th Floor, New York, NY 10281, Telephone: 212-428-6670, Email: equityprospectus@rbccm.com.